Exhibit 10.13

NGM BIOPHARMACEUTICALS, INC.

April 28, 2011

Aetna W. Wun, Ph.D.

Dear Aetna:

On behalf of NGM Biopharmaceuticals, Inc. (“NGM” or the “Company”), I am pleased to invite you to join the Company as Executive Director, Business Development, reporting to Helen Kim and me. In this position, you will be responsible for working with Helen to lead the business development group of the Company. These responsibilities will include managing relationships with various prospective pharmaceutical partners, advancing discussions regarding potential partnerships and supervising the corporate development, strategy and grants functions. We believe this offer represents an extraordinary opportunity, and we look forward to the possibility of your joining our exceptional team.

Below are details of the compensation and benefits program we are offering as part of your employment with NGM, as well as other terms of your employment. Should you have any questions regarding any part of this offer, or wish to receive additional details, please let us know. Your annual base salary will be $225,000.00, less payroll deductions and all required withholdings, paid bi-weekly over 26 pay periods per year. In addition, you will be eligible to receive a one-time payment of $65,000.00 within the first two pay periods of your employment with NGM. Should you voluntarily resign from NGM within two (2) years from your start date, you will be required to repay the pro-rated portion of this payment based on the number of months you were employed by the Company prior to your resignation.

Your start date will be as soon as practicable following the selection and training of your successor, with a present expectation that you would join NGM on or around September 2, 2011. You agree to structure your departure in a fashion that minimizes the repayment of relocation reimbursements previously made to you by your current employer. The precise start date will established as soon as practicable following your acceptance of this offer.

NGM provides all eligible employees with a comprehensive benefits program. You will have the opportunity to participate in these benefits, which include medical, dental and vision coverage for you and your eligible dependents, if you choose to enroll them. In addition, we provide life insurance, LTD and AD&D coverage, along with a comprehensive 401(k) program. NGM also provides benefits including Company holidays, vacation, sick leave and Health Care and Dependent Flexible Spending Accounts. The Company may change compensation and benefits from time to time in its discretion. There is a formal performance review period once a year.

An important component of your compensation includes the opportunity for ownership in the Company. After you commence employment, and subject to the approval of our Board of Directors (the “Board”), NGM will grant you an option to purchase 250,000 shares of the Company’s common stock at the fair market value determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and

Aetna W. Wun, Ph.D.

April 28, 2011

conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreement. Your grant agreement will reflect a four year vesting schedule, under which 25% of your Option will vest after 12 months and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.

If, on or within eighteen (18) months after the effective date of a Change in Control (as defined below), NGM (or successor corporation) terminates your employment without Cause (as defined below) and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination or resignation constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and you sign NGM’s standard form of release within the time period specified by NGM and allow it to become effective in accordance with its terms but in no event later than 60 days following your termination, and provided you comply with your obligations under your Proprietary Information Agreement, then NGM will accelerate the vesting of the Option, to the extent then-outstanding and unvested, such that the Option shall be deemed immediately vested and exerciseable as of your termination date.

For purposes of the foregoing paragraph: (1) a “Change in Control” shall mean: (a) a sale of substantially all of the assets of NGM; (b) a merger or consolidation in which NGM is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the voting power of the surviving corporation); (c) a reverse merger in which NGM is the surviving corporation but the shares of NGM’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, a majority of the voting power of the surviving corporation); or (d) any transaction or series of related transactions in which 50% or more of NGM’s voting power is transferred, other than the sale by NGM of stock in transactions the primary purpose of which is to raise capital for NGM’s operations and activities; (2) “Cause” shall mean (a) conviction of any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against NGM; (c) willful and material breach of your duties that has not been cured within 30 days after written notice from your supervisor of such breach; (d) intentional and material damage to NGM’s property; (e) material breach of the Proprietary Information Agreement; or (f) death, severe physical or mental disability; and (3) you shall have “Good Reason” for your resignation from all positions held with NGM if any of the following actions are taken by NGM or a successor corporation or entity without your consent, and you notify NGM in writing, within ten (10) days after the occurrence of one of the following actions, that you intend to terminate your employment no earlier than thirty (30) days after providing such notice, and NGM fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than (30) days after NGM fails to cure the issue; (a) a substantial reduction of your rate of compensation; (b) a material reduction in your duties; (c) a material failure or refusal of a successor to NGM to assume NGM’s obligations under this letter in the event of a Change in Control; or (d) a relocation of your principal place of employment to a place greater than 50 miles from your then current principal place of employment, which relocation results in a material increase in your commute.

NGM recognizes that the expenses associated with relocating can be high. Therefore, to assist with your transition, the Company will pay for all reasonable and customary relocation expenses related to your move from Basel to the Bay Area, up to a maximum of $30,000.00 in the aggregate. This will include the cost of moving, storage and temporary accommodation in the Bay Area. We take advantage of the most tax-effective method to relocate you, but please note that certain relocation expenses reimbursed to you or paid on your behalf may be subject to federal and state income tax. You are responsible for all income tax obligations.

Aetna W. Wun, Ph.D.

April 28, 2011

As a condition of your employment, you will be required to abide by the Company’s policies and procedures, including those outlined in our employee handbook. You also agree to read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history. Any intentional misrepresentation concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment at NGM.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of our agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this letter) other than by a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this agreement shall, for any reason be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them to me by April 29, 2011.

Aetna W. Wun, Ph.D.

April 28, 2011

NGM is an ambitious undertaking, and we fully expect our Company to become a force in the development and commercialization of pharmaceutical therapies. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills and drive. We look forward to your acceptance and to a productive and enjoyable working relationship.

Sincerely,

/s/ William J. Rieflin
William J. Rieflin
Chief Executive Officer

Exhibit A – Employee Proprietary Information and Inventions Agreement

Understood and Accepted:

/s/ Aetna W. Wun	28 APR 2011
Aetna W. Wun, Ph.D.	Date